EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-06133 and No. 333-06145 of Zomax Optical Media, Inc. on Form S-8 of our report dated December 18, 1998, appearing in the Form 8-K/A of Zomax Optical Media, Inc. filed on March 23, 1999, on the combined financial statements of The San Ramon and Fremont Divisions of Kao Infosystems Company and Kao Infosystems Canada, Inc. (a wholly-owned subsidiary of Kao Infosystems Company) for the years ended December 31, 1997, 1996 and 1995.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
March 26, 1999